Exhibit 4.1

                DOBSON COMMUNICATIONS CORPORATION

            CERTIFICATE OF DESIGNATION OF THE POWERS,
               PREFERENCES AND RELATIVE, OPTIONAL
                   AND OTHER SPECIAL RIGHTS OF

                            SERIES AA
                       PREFERRED STOCK AND
      QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF

          Pursuant to Title 18, Section 1032(G) of the
        General Corporation Act of the State of Oklahoma

     Dobson Communications Corporation, a corporation organized and existing under the General Corporation Act of the State of Oklahoma (the "Company"), does hereby certify that pursuant to authority conferred upon the board of directors of the Company (or any committee of such board of directors, the "Board of Directors") by its Amended and Restated Certificate of Incorporation, as amended (hereinafter referred to as the "Certificate of Incorporation") and pursuant to the provisions of Title 18, Section 1032(G) of the General Corporation Act of the State of Oklahoma, said Board of Directors is authorized to issue Preferred Stock of the Company in one or more classes or series and the Board of Directors authorized the following Certificate of Designation:

     1. Designation. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Company a series of Preferred Stock designated as the "Series AA Preferred Stock" (the "AA Preferred Stock"). The number of shares constituting such series shall be 200,000 shares of AA Preferred Stock, and such shares shall be represented by stock certificates substantially in the form set forth in Exhibit A hereto. The date the AA Preferred Stock is first issued is referred to as the "Issue Date," regardless of the number of times transfers of such shares of AA Preferred Stock are made on records maintained by or for the Company and regardless of the number of certificates which may be issued to evidence shares of AA Preferred Stock.

     2. Rank. The AA Preferred Stock shall, with respect to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Company, rank (i) senior to all classes of Common Stock of the Company and to each other class of capital stock or series of Preferred Stock now outstanding or hereafter created by the Board of Directors other than Parity Capital Stock (including the Existing Parity Stock) or Senior Capital Stock (collectively referred to herein, together with all classes of Common Stock of the Company, as the "Junior Capital Stock"), (ii) equally with the Existing Parity Stock and with any class of capital stock or series of Preferred Stock hereafter created by the Board of Directors the terms of which have been approved by the Majority Holders in accordance with Section 6(b) hereof and which expressly provide that such class or series will rank on a parity with the AA Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Capital Stock"); and (iii) junior to each class of capital stock or series of Preferred Stock hereafter created by the Board of Directors the terms of which have been approved by the Majority Holders in accordance with Section 6(b) hereof and which expressly provide that such class or series will rank senior to the AA Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Capital Stock").

     3.  Dividends.

          a. The Holders of shares of the AA Preferred Stock will be entitled to receive, when, as and if dividends are declared by the Board of Directors, out of funds of the Company legally available therefor, cumulative dividends in cash on each outstanding share of AA Preferred Stock accruing (whether or not earned or declared) at the rate of 5.96% per annum on the sum of the Liquidation Preference thereof plus all accrued and unpaid dividends thereon, payable quarterly in arrears on the first Business Day of each May, August, November and February (each, a "Dividend Payment Date") to the Holders of record as of a date not less than 10 and not more than 60 days preceding the relevant Dividend Payment Date, as fixed by the Board of Directors.
Except as provided herein, accrued but unpaid dividends, if any, may be paid on such dates as determined by the Board of Directors. Dividends payable on the AA Preferred Stock will be computed on the basis of a 360-day year of twelve 30-day months and will be deemed to accrue on a daily basis. Dividends on the AA Preferred Stock will accrue from and including the Issue Date. Prior to the fifth anniversary of the Issue Date, no dividends shall be declared or paid on the AA Preferred Stock other than upon (x) a voluntary or involuntary liquidation, dissolution or winding up of the Company in accordance with Section 4 or (y) a redemption of the AA Preferred Stock pursuant to Section 5. Commencing on the first Dividend Payment Date after the fifth anniversary of the Issue Date, dividends on the AA Preferred Stock shall be paid, at the Company's option, in cash, in shares of Class A Common Stock (each share of Class A Common Stock valued for such purpose at the Closing Price of the Class A Common Stock on the Trading Day immediately preceding the record date for the payment of such dividends), or a combination thereof.

          b. Dividends on the outstanding AA Preferred Stock will accrue whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends which have accrued on a share of AA Preferred Stock will accumulate to the extent they are not paid on the Dividend Payment Date for the Dividend Period to which they relate and shall remain accumulated dividends with respect to such share of AA Preferred Stock until paid to the Holder thereof.

          c. No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the AA Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods have been declared and paid upon, or declared and a sufficient sum set apart for the payment of such dividend upon, all outstanding shares of AA Preferred Stock. All dividends paid with respect to shares of the AA Preferred Stock pursuant to this
Section 3 shall be paid pro rata to the Holders entitled thereto.

          d. (i) So long as the Original Investor owns at least 100,000 shares of AA Preferred Stock, without the affirmative vote or consent of the Majority Holders, except as otherwise provided in this Section 3(d), (A) no dividends or other distributions shall be declared or paid upon, or any sum set apart for the payment of any dividends or other distributions upon, the shares of Junior Capital Stock (or any warrants, rights, calls or options exercisable for or convertible into Junior Capital Stock) held by the Existing Major Stockholder or an Existing Major Stockholder Affiliate and (B) no shares of Junior Capital Stock (or any warrants, rights, calls or options exercisable for or convertible into any Junior Capital Stock) shall be purchased, redeemed or otherwise acquired or retired for value by the Company from the Existing Major Stockholder or an Existing Major Stockholder Affiliate; and (C) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value by the Company of any shares of Junior Capital Stock (or any warrants, rights, calls or options exercisable for or convertible into any Junior Capital Stock by the Company) from the Existing Major Stockholder or an Existing Major Stockholder Affiliate.

         (ii) Notwithstanding the foregoing provisions of this
Section 3(d), the Company shall be entitled, without any consent or approval of the Majority Holders being required, to declare and pay stock dividends in shares of Common Stock on the Common Stock held by the Existing Major Stockholder or an Existing Major Stockholder Affiliate so long as pro rata stock dividends are being declared and paid on all classes of Common Stock then outstanding.

     4. Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment in full of the outstanding debt obligations of the Company, each Holder of shares of the AA Preferred Stock shall be entitled to payment (before any distribution is made on any Junior Capital Stock, including, without limitation, Common Stock of the Company) out of the assets of the Company available for distribution, an amount equal to the aggregate Liquidation Preference of all shares of AA Preferred Stock held by such Holder plus an amount equal to the accrued and unpaid dividends thereon to the date fixed for liquidation, dissolution, or winding up. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Company the amounts available for payment to the Holders of AA Preferred Stock and the holders of Parity Capital Stock are not sufficient to pay in full the Liquidation Amount to the Holders of AA Preferred Stock and the preferential amounts due the holders of Parity Capital Stock, the Holders of the AA Preferred Stock and the holders of Parity Capital Stock shall share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference, including accumulated and unpaid dividends, to which each is entitled. Not less than 10 days prior to the payment date stated therein, the Company shall mail written notice of any such liquidation, dissolution or winding up to each record holder of AA Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each share of AA Preferred Stock, each share of Parity Capital Stock and each share of Junior Capital Stock in connection with such liquidation, dissolution or winding up. Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company, nor the consolidation or merger of the Company with or into one or more entities nor the reduction of the capital stock of the Company nor any other form of recapitalization or reorganization affecting the Company will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company, unless such sale, conveyance, exchange, transfer, consolidation or merger shall be in connection with the liquidation, dissolution or winding up of the Company.

     5.  Redemption.

          a. (i) On the tenth (10th) anniversary of the Issue Date (the "Redemption Date"), the Company shall redeem from any source of funds legally available therefore, in the manner provided in this Section 5 (a "Mandatory Redemption"), each share of AA Preferred Stock then outstanding at a redemption price equal to the Liquidation Preference, plus accrued and unpaid dividends thereon (including an amount equal to a prorated dividend for the Dividend Period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "Redemption Price").

          (ii) The Company shall mail written notice (the "Mandatory Redemption Notice") of the Mandatory Redemption to each record Holder of AA Preferred Stock not more than 60 nor less than 30 days prior to the Redemption Date. The Mandatory Redemption Notice shall state: (A) the Redemption Price; (B) the total number of shares of AA Preferred Stock being redeemed; (C) the number of shares of AA Preferred Stock held, as of the appropriate record date, by the Holder that the Company intends to redeem; (D) the Redemption Date; (E) that the Holder is to surrender to the Company, at the place or places where certificates for shares of AA Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, its certificate or certificates representing the shares of AA Preferred Stock to be redeemed; and (F) that dividends on the shares of the AA Preferred Stock to be redeemed shall cease to accrue on the Redemption Date unless the Company defaults in the payment of the Redemption Price.

          (iii) Each Holder of AA Preferred Stock shall surrender the certificate or certificates representing such shares of AA Preferred Stock to the Company, duly endorsed, in the manner and at the place designated in the Mandatory Redemption Notice and on the Redemption Date. The full Redemption Price for such shares of AA Preferred Stock shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

          (iv) Unless the Company defaults in the payment in full of the Redemption Price, dividends on the AA Preferred Stock called for Mandatory Redemption shall cease to accumulate on the Redemption Date, and the Holders of such redeemed shares shall cease to have further rights with respect thereto, from and after the Redemption Date, other than the right to receive the Redemption Price, without interest.

          b. (i) Within 30 days following the occurrence of a Change in Control, the Company shall be required (subject to any contractual and other restrictions with respect thereto existing on the Issue Date and the legal availability of funds therefor) to make an offer to each Holder of AA Preferred Stock to purchase (the "Change in Control Offer") all of each Holder's AA Preferred Stock as of the date that is not more than 40 days after the date of mailing of such Change in Control Offer (such date, the "Change in Control Redemption Date") for a purchase price equal to 101% of the Liquidation Preference (together with accrued and unpaid dividends to but not including the Change in Control Redemption Date) (the "Change in Control Redemption Price"). Notwithstanding the foregoing, the Company shall not be required to redeem each share of AA Preferred Stock following a Change in Control if any Indebtedness outstanding as of the Issue Date which would prohibit such redemption is outstanding upon the occurrence of a Change in Control, until such Indebtedness is repaid, redeemed or repurchased in full, in which case the date on which all such Indebtedness is so repaid, redeemed or repurchased, will, under this Certificate of Designation, be deemed to be the date upon which such Change in Control shall have occurred. Further, the Company shall not be obligated to repurchase or redeem any of the AA Preferred Stock pursuant to a Change in Control Offer prior to the Company's repurchase of any shares of Existing Parity Stock required to be purchased pursuant to the offer to purchase required to be made to the holders of Existing Parity Stock upon a "change in control" as provided in the 12-1/4% Preferred Certificate of Designation and in the 13% Preferred Certificate of Designation (the "Existing Parity Change in Control Offer"). Notwithstanding the foregoing provisions of this Section 5(b), in lieu of making a Change in Control Offer, the Company may, but shall not be obligated to, elect to redeem all of each Holder's shares of AA Preferred Stock as of a date not more than 70 days after the Change in Control (the "Payment Date") for the Change in Control Redemption Price (the "Change in Control Redemption") in accordance with the provisions of this
Section 5(b); provided, however, if the Company elects a Change in Control Redemption and has made an Existing Parity Change in Control Offer, then the Payment Date shall be the same date the Company is obligated to purchase Existing Parity Stock pursuant to the Existing Parity Change in Control Offer.

          (ii) If the Company elects to make a Change in Control Offer, the Company shall mail written notice to each Holder of AA Preferred Stock (the "Offer to Purchase") no more than 30 days following the Change in Control stating: (A) the offer is being made pursuant to this Section 5(b) and that all AA Preferred Stock validly tendered will be accepted for payment on a pro rata basis; (B) the Change in Control Redemption Price and the date the Company will purchase the AA Preferred Stock tendered (which shall be a Business Day no earlier than 30 days nor later than 40 days from the date such notice is mailed); (C) that any AA Preferred Stock not tendered will continue to accrue dividends pursuant to its terms; (D) that, unless the Company defaults in the payment of the Change in Control Redemption Price, any AA Preferred Stock accepted for payment pursuant to the Offer to Purchase shall cease to accrue dividends on and after the Change in Control Redemption Date; (E) that Holders electing to have AA Preferred Stock purchased pursuant to the Offer to Purchase will be required to surrender the AA Preferred Stock to the Company or its agent at the address specified in the Offer to Purchase prior to the close of business on the Business Day immediately preceding the Change in Control Redemption Date, (F) that Holders will be entitled to withdraw their election if the Company receives, not later than the close of business on the third Business Day immediately preceding the Change in Control Redemption Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the Change in Control Redemption Price of the AA Preferred Stock delivered for purchase and a statement that such Holder is withdrawing its election to have such AA Preferred Stock purchased; and (G) that Holders whose AA Preferred Stock is being purchased only in part will be issued new shares of AA Preferred Stock equal in Liquidation Preference to the unpurchased portion of the AA Preferred Stock surrendered; provided that each share of AA Preferred Stock purchased and each new share of AA Preferred Stock issued shall be in a Liquidation Preference of $1,000 or integral multiples thereof.

          On the Change in Control Redemption Date, the Company shall (x) accept for payment on a pro rata basis AA Preferred Stock or portions thereof validly tendered pursuant to an Offer to Purchase and (y) pay the Holder the Change of Control Redemption Price of all AA Preferred Stock or portions thereof so accepted. The Company shall promptly mail to such Holders new shares of AA Preferred Stock equal in Liquidation Preference to any unpurchased portion of the AA Preferred Stock surrendered; provided that each share of AA Preferred Stock purchased and each new share of AA Preferred Stock issued shall be in a Liquidation Preference of $1,000 or integral multiples thereof.

          (iii) If the Company elects to make a Change in Control Redemption, the Company shall mail written notice (the "Change in Control Redemption Notice") of the Change in Control Redemption to each record Holder of AA Preferred Stock no more than 30 days following the Change in Control. The Change in Control Redemption Notice shall state: (A) the Change in Control Redemption Price; (B) the total number of shares of AA Preferred Stock being redeemed: (C) the number of shares of AA Preferred Stock held, as of the appropriate record date, by the Holder that the Company intends to redeem; (D) the Payment Date; (E) that the Holder is to surrender to the Company, at the place or places where certificates for shares of AA Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, its certificate or certificates representing the shares of AA Preferred Stock to be redeemed; and (F) that dividends on the shares of the AA Preferred Stock to be redeemed shall cease to accrue on the Payment Date unless the Company defaults in the payment of the Change in Control Redemption Price.

     Each holder of AA Preferred Stock shall surrender the certificate or certificates representing such shares of AA Preferred Stock to the Company, duly endorsed, in the manner and at the place designated in the Change in Control Redemption Notice and on the Payment Date. The full Change in Control Redemption Price for such shares of AA Preferred Stock shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. Unless the Company defaults in the payment in full of the Change in Control Redemption Price, dividends on the AA Preferred Stock called shall cease to accumulate on the Payment Date, and the Holders of such redeemed shares shall cease to have further rights with respect thereto, from and after the Payment Date, other than the right to receive the Change in Control Redemption Price, without interest.

          c. (i) Subject to the rights of holders of any Senior Capital Stock then outstanding, if the funds of the Company legally available for redemption of shares of AA Preferred Stock and other Parity Capital Stock mandatorily redeemable by the Company on the Redemption Date or the Change in Control Redemption Date, as applicable, are insufficient to redeem the total number of shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of shares pro rata among the Holders of the shares of AA Preferred Stock and such Parity Capital Stock based upon the full amount payable by the Company to the Holders of AA Preferred Stock and the holders of such Parity Capital Stock on such Redemption Date or Change in Control Redemption Date, as the case may be. At any time thereafter when additional funds of the Company are legally available for the redemption of shares of AA Preferred Stock and such Parity Capital Stock, such funds shall immediately be used to redeem the balance of the shares which the Company has become obligated to redeem on the Redemption Date or the Change in Control Redemption Date, as applicable, but which it has not redeemed.

          (ii) The Company shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any shares of AA Preferred Stock, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all Holders of AA Preferred Stock on the basis of the number of shares owned by each such Holder.

     6.  Voting Rights.

          a. Except as otherwise provided herein or as required by law, a Holder of AA Preferred Stock, in its capacity as such, shall not be entitled to vote on any matter. The Holders of AA
Preferred Stock shall not be entitled to notice of any stockholder meetings except as may be required by law.

          b. (i) The Company may not, without the affirmative vote or consent of the Original Holder (for so long as the Original Holder holds the majority of the AA Preferred Stock issued to it on the Issue Date):

            (A) amend, supplement, modify, terminate, waive or restate any of the provisions of its Certificate of Incorporation or its By-Laws or other preferred stock agreements, or any other agreement entered into with respect to the Capital Stock or equity securities of the Company in a way which would materially adversely affect the rights, preferences, privileges or voting rights of the shares of AA Preferred Stock, other than in connection with the issuance of Special Parity Stock permitted by subsection (B) below;

            (B) authorize, create, issue, modify the material terms of, or change the amount of authorized or issued shares of,
(x) any Senior Capital Stock (or any securities convertible into or exchangeable for any Senior Capital Stock), or (y) any Parity Capital Stock (or any securities convertible into or exchangeable for any Parity Capital Stock), or (z) Indebtedness that by its terms is convertible or exchangeable into Senior Capital Stock or Parity Capital Stock (or any securities convertible into or exchangeable for Senior Capital Stock or Parity Capital Stock), other than (aa) payments of dividends on the Existing Parity Stock in additional shares of Existing Parity Stock in accordance with the Certificates of Designation of the Existing Parity Stock and (bb) the authorization, creation and issuance of Special Parity Stock within 90 days after the Issue Date;

            (C) effect (y) any liquidation, dissolution or winding up of the Company or (z) any reorganization of the Company into a partnership or limited liability company or any other non-corporate entity, which would result in the Company being treated as a partnership for federal income tax purposes;

            (D) enter into any agreement, transaction, commitment or arrangement with its officers, directors, senior executives, any holder of 5% or more of the Voting Stock of the Company or any of their respective Affiliates unless such agreement, transaction, commitment or arrangement is (x) in the ordinary course of the Company's business on fair and reasonable terms no less favorable to the Company than could be obtained at the time of such transaction, or if pursuant to a written agreement, at the time of execution of such agreement providing therefor, in a comparable arms-length transaction, and, in each case, has been approved or ratified by a majority of the disinterested members of the Board of Directors following the disclosure to the Board of Directors of such affiliate relationship or (y) those which are in existence as of the Issue Date.

          (ii) Notwithstanding the foregoing provisions of this
Section 6(b), the creation, authorization or issuance of any shares of any Junior Capital Stock, or the increase or decrease in the amount of authorized Junior Capital Stock of any class shall not require the affirmative vote or consent of the Majority Holders and shall not be deemed to materially affect adversely the rights, preferences, privileges or voting rights of shares of AA Preferred Stock.

          (iii) Notwithstanding the foregoing, the provisions of Sections 6(b)(i) shall cease to apply and shall be of no further force or effect at such times as the Original Holder holds less than a majority of the AA Preferred Stock issued to it on the Issue Date.

          c. In any case in which the Holders of AA Preferred Stock shall be entitled to vote pursuant hereto or pursuant to Oklahoma law, each Holder of AA Preferred Stock entitled to vote with respect to such matters shall be entitled to one vote for each share of AA Preferred Stock held.

     7. Preemptive Rights. No shares of AA Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Company, or any warrants, rights or Options issued or granted with respect thereto, regardless of how such securities or such warrants, rights or Options may be designated, issued or granted, except as may otherwise be set forth in an agreement between the Company and one or more stockholders of the Company.

     8. Reissuance of AA Preferred Stock. Shares of AA Preferred Stock redeemed or that have been reacquired in any manner shall not be reissued as shares of AA Preferred Stock and shall (upon compliance with any applicable provisions of the laws of Oklahoma) have the status of authorized and unissued shares of Preferred Stock of the Company undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock of the Company; provided, however, that so long as any shares of AA Preferred Stock are outstanding, any issuance of such shares must be in compliance with the terms hereof.

     9. Business Day. If any payment, redemption or conversion shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or conversion shall be made on the immediately succeeding Business Day.

     10. Amendment, Supplement and Waiver. (a) The Company may amend this Certificate of Designation with the affirmative vote or written consent of the Majority Holders (including votes or consents obtained in connection with a tender offer or exchange offer for the AA Preferred Stock) and, except as otherwise provided by applicable law, any past default or failure to comply with any provision of this Certificate of Designation may also be waived with the affirmative vote or written consent of the Majority Holders. Notwithstanding the foregoing, however, without the written consent of each Holder affected, an amendment or waiver may not (with respect to any shares of the AA Preferred Stock held by a non-consenting Holder): (i) alter the voting rights with respect to the AA Preferred Stock or reduce the number of shares of the AA Preferred Stock whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the Liquidation Preference of any share of the AA Preferred Stock,
(iii) reduce the rate of or change the time for payment of dividends on any share of the AA Preferred Stock, (iv) make any share of the AA Preferred Stock payable in money other than United States dollars, (v) make any change in the provisions of this Certificate of Designation relating to waivers of the rights of Holders of the AA Preferred Stock to receive the Liquidation Preference or (vi) make any change in the foregoing amendment and waiver provisions.

         (b) No change in the terms of this Certificate of Designation may be accomplished by merger or consolidation of the Company with another corporation or entity unless the Company has obtained the prior written consent of the holders of the applicable number of shares of AA Preferred Stock then outstanding.

     11. Transfer and Exchange. When AA Preferred Stock is presented to the Company with a request to register the transfer of such AA Preferred Stock or to exchange such AA Preferred Stock for an equal number of shares of AA Preferred Stock of other authorized denominations, the Company shall register the transfer or make the exchange and execute and deliver (at the Company's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of AA Preferred Stock represented by the surrendered certificate(s) as requested if its reasonable requirements for such transaction are met and such transfer or exchange is in compliance with applicable laws or regulations. Dividends shall accrue on the AA Preferred Stock represented by any such new certificate delivered from the date to which dividends have been fully paid on such AA Preferred Stock represented by the surrendered certificate(s).

     12. Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of AA Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the AA Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

     13. Certain Definitions. As used in this Certificate of Designation, the following terms shall have the following meanings (and (1) terms defined in the singular have comparable meanings when used in the plural and vice versa, (2) "including" means including without limitation, (3) "or" is not exclusive and
(4) an accounting term not otherwise defined has the meaning assigned to it in accordance with United States generally accepted accounting principles as in effect on the Issue Date and all accounting calculations will be determined in accordance with such principles), unless the content otherwise requires:

     "12-1/4% Preferred Certificate of Designation" means the Certificate of Designation of the Powers, Preferences and Relative, Optional and Other Special Rights of each series of the Company's 12-1/4% Senior Exchangeable Preferred Stock due 2008 as in effect on the date hereof, and which constitutes part of the Certificate of Incorporation.

     "13% Preferred Certificate of Designation" means the Certificate of Designation of the Powers, Preferences and Relative, Optional and Other Special Rights of the Company's 13% Senior Exchangeable Preferred Stock Mandatorily Redeemable 2009 and the Qualifications, Limitations and Preferences thereof, as in effect on the date hereof, and which constitutes part of the Certificate of Incorporation.

     "AA Preferred Stock" has the meaning given such term in
Section 1 hereof.

     "Affiliate" means, as applied to the Company, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with Company.

     "Board of Directors" has the meaning given such term in Paragraph 1 hereof.

     "Business Day" means each day which is not a Sunday, Saturday or legal holiday in the State of Oklahoma.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

     "Certificate of Designation" means this Certificate of Designation of the Powers, Preferences and Relative, Optional and
Other Special Rights of Series AA Preferred Stock and the
Qualification, Limitations and Restrictions thereof.

     "Certificate of Incorporation" has the meaning given such term in Paragraph 1 hereof.

     "Change in Control" means (i) any "person" or "group" (within the meaning of Section 13(d) or 14(d)(ii) on the Exchange
Act) other than the Original Holder becomes the ultimate "beneficial owner" (as defined in Rule 13D-3 under the Exchange
Act) of more than 35% of the total voting power of the Voting Stock of the Company on a fully diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of the Company, on a fully diluted basis, than is held by the Existing Stockholder and its Affiliates on such date or (ii) individuals who on the Issue Date constitute the Board of Directors (together with any new directors whose election to the Board of Directors or whose nomination for election by the Company's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office, or (iii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all the combined assets of the Company and its Restricted Subsidiaries taken as a whole, to any Person other than a Wholly Owned Subsidiary or the Existing Stockholder or any Affiliates thereof or (iv) the adoption by the Board of Directors of a plan of liquidation or dissolution of the Company.

     "Change in Control Offer" has the meaning given such term in Section 5(b)(i) hereof.

     "Change in Control Redemption" has the meaning given such term in Section 5(b)(i) hereof.

     "Change in Control Redemption Date" has the meaning given such term in Section 5(b)(i) hereof.

     "Change in Control Redemption Notice" has the meaning given such term in Section 5(b)(iii) hereof.

     "Change in Control Redemption Price" has the meaning given such term in Section 5(b)(i) hereof.

     "Class A Common Stock" means the Class A Common Stock, par value $.001 per share, of the Company.

     "Class B Common Stock" means the Class B Common Stock, par value $.001 per share, of the Company.

     "Class C Common Stock" means the Class C Common Stock, par value $.001 per share, of the Company.

     "Class D Common Stock" means the Class D Common Stock, par value $.001 per share, of the Company.

     "Closing Price" means on any day the reported last sale price on such day, or in case no sale takes place on such day, the average of the reported closing bid and ask prices on the principal national securities exchange (which shall include NASDAQ) on which such stock is listed or admitted to trading (and if the Class A Common Stock is listed or admitted to trading on more than one U.S. national or non-U.S. securities exchange, the Company shall determine, in its reasonable discretion, the principal securities exchange on which such Class A Common Stock is listed or admitted to trading), or if not listed or admitted to trading on any securities exchange, the average of the closing bid and ask prices as furnished by any independent registered broker-dealer firm, selected by the Company for that purpose, in each case adjusted for any stock split during the relevant period.

     "Common Stock" means, collectively, the Class A Common
Stock, the Class B Common Stock, the Class C Common Stock and the
Class D Common Stock and any other class of Capital Stock authorized to be issued by the Company after the Issue Date which is not Preferred Stock of the Company.

     "Company" has the meaning given such term in Paragraph 1 hereof.

     "Convertible Securities" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

     "Dividend Payment Date" has the meaning given such term in
Section 3(a) hereof.

     "Dividend Period" means the Dividend Period commencing on each February 1, May 1, August 1 and November 1 and ending on the day before the following Dividend Period; provided however that the first such Dividend Period shall commence on the Issue Date.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Existing Parity Change in Control Offer" has the meaning given such term in Section 5(b)(i).

     "Existing Parity Stock" means (i) the Company's 12-1/4% Senior Exchangeable Preferred Stock due 2008, (ii) the Company's 13% Senior Exchangeable Preferred Stock Mandatorily Redeemable 2009 and (iii) the Company's Series A Convertible Preferred Stock.

     "Existing Major Stockholder" means Dobson CC Limited
Partnership, an Oklahoma limited partnership.

     "Existing Major Stockholder Affiliate" means, as applied to the Existing Major Stockholder, any Person directly or indirectly controlled by Everett R. Dobson. For purposes of this definition, a Family Member shall be considered an Existing Major
Stockholder Affiliate.

     "Family Member" means Everett R. Dobson's spouse, child
(including a stepchild or adopted child), grandchildren or parent and each trust, family limited partnership or other entity created for the primary benefit of any one or more of them.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

     "Holders" means the holders from time to time of shares of AA Preferred Stock, and the term "Holder" means any one of them.

     "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, and (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; provided (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP,
(B) money borrowed at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall be deemed not to be "Indebtedness" and (C) that Indebtedness shall not include any liability for federal, state, local or other taxes.

     "Issue  Date" has the meaning given such term in  Section  1 hereof.

     "Junior Capital Stock" has the meaning given such  term  in
Section 2 hereof.

     "Liquidation Preference" means, in respect of each share of AA Preferred Stock, the sum of One Thousand Dollars ($1,000.00), appropriately adjusted for stock splits, stock dividends, recapitalizations and the like with respect to the AA Preferred
Stock.

     "Majority Holders" means as of a given date, the Holders of a majority of the shares of AA Preferred Stock outstanding on such date.

     "Mandatory  Redemption" has the meaning given such  term  in
Section 5(a)(i) hereof.

     "Mandatory Redemption Notice" has the meaning given such term in section 5(a)(ii) hereof.

     "NASDAQ"   means  the  National  Association  of  Securities
Dealers Automated Quotation System.

     "Offer  to  Purchase" has the meaning  given  such  term  in
Section 5(b)(ii) hereof.

     "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

     "Original Holder" means AT&T Wireless Services Inc. and its
Affiliates.

     "Parity Capital Stock" has the meaning given such term in
Section 2 hereof.

     "Payment Date" has the meaning given such term in Section
5(b)(i) hereof.

     "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "Redemption Date" has the meaning given such term in
Section 5(a)(i) hereof.

     "Redemption Price" has the meaning given such term in
Section 5(a)(i) hereof.

     "Senior Capital Stock" has the meaning given in Section 2.

     "Series A Convertible Preferred Stock" means the Company's
Series A Convertible Preferred Stock, par value $1.00 each.

     "Special Parity Stock" means shares of Preferred Stock of the Company authorized for issue by the Board of Directors the material powers, preferences and relative, optional and other rights of which are, taken as a whole, no more favorable to the holder thereof as those of the AA Preferred Stock and which expressly provide that such shares rank on a parity with the AA Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of the Company; provided, if such shares are being issued pursuant to the conversion provisions of any Indebtedness or Convertible Securities, such shares will constitute Special Parity Stock only if the issuance of such Indebtedness or Convertible Securities shall have been approved by the Majority Holders.

     "Subsidiary"/"Subsidiaries" means any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the ownership interests therein is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, the Company shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if the Company shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing general partner of such partnership, association or other business entity or a manager of such limited liability company.

     "Trading Day" means, in respect of any securities exchange or securities market, each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the applicable securities exchange or in the applicable securities market.

     "Voting Stock" means, with respect to any Person, capital stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     IN WITNESS WHEREOF, said Dobson Communications Corporation, has caused this Certificate of Designation to be signed by Everett R. Dobson, its Chief Executive Officer, this 8th day of
February, 2001.

                             DOBSON COMMUNICATIONS CORPORATION

                               By     EVERETT R. DOBSON
                               Name:  Everett R. Dobson
                               Title:  Chief Executive Officer

                            EXHIBIT A


                FORM OF SERIES AA PREFERRED STOCK


                        FACE OF SECURITY


          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. SUCH SHARES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OTHER THAN PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.


Certificate Number                  Number of Shares of Series AA
                                                  Preferred Stock


                 Series AA Preferred Stock (par
           value $1.00 (Liquidation Preference $1,000
             per share of Series AA Preferred Stock)

                               of

                Dobson Communications Corporation

     Dobson Communications Corporation, an Oklahoma corporation (the "Company"), hereby certifies that __________ (the "Holder") is the registered owner of ________ fully paid and non-assessable preferred securities of the Company designated the Series AA Preferred Stock (par value $1.00) (liquidation preference $1,000 per share of AA Preferred Stock) (the "AA Preferred Stock"). The designation, rights, privileges, restrictions, preferences and other terms and provisions of the AA Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designation dated _________, 2001, as the same may be amended from time to time (the "Certificate of Designation"). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designation. The Company will provide a copy of the Certificate of Designation to a Holder without charge upon written request to the Company at its principal place of business.

     Reference is hereby made to select provisions of the AA Preferred Stock set forth on the reverse hereof, and to the Certificate of Designation, which select provisions and the Certificate of Designation shall for all purposes have the same effect as if set forth at this place.

     Upon receipt of this certificate, the Holder is bound by the Certificate of Designation and is entitled to the benefits thereunder.

     IN WITNESS WHEREOF, the Company has executed this certificate this ____ day of ________, 2001

                              DOBSON COMMUNICATIONS CORPORATION


                              By:
                                 Name:
                                 Title:



                              By:
                                 Name:
                                 Title:

                      REVERSE OF SECURITY


     Dividends on each share of AA Preferred Stock shall be payable at a rate per annum set forth in the face hereof or as provided in the Certificate of Designation.

     The shares of AA Preferred Stock shall be redeemable as provided in the Certificate of Designation.

     As required under Oklahoma law, the Company shall furnish to any Holder upon request and without charge, a full summary statement of the designations, voting rights preferences, limitations and special rights of the shares of each class or series authorized to be issued by the Company so far as they have been fixed and determined and the authority of the Board of Directors to fix and determine the designations, voting rights, preferences, limitations and special rights of the class and series of shares of the Company.